Exhibit 4.8

A.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is entered into by and among Codexis, Inc., a Delaware corporation (the “Company”) and the shareholders of JFC—Jülich Fine Chemicals GmbH (“JFC”), Dr. Matthias Arnold, Dr. Thomas Daußmann, Dr. Thomas Drescher, Dr. Karl Rix, Dr. Falk Schneider, Mr. Horst Leutenberg and Mr. Thomas Kalthoff (including their successors and assigns, each a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Holders and the Company are parties to that certain Stock Purchase Agreement recorded today under the role of deeds [•]/2005 of the notary public Dr. Marc Hermanns, Cologne, Germany (the “Purchase Agreement”), pursuant to which the Company is acquiring from the Holders the outstanding shares of capital stock of JFC and in consideration therefore, among other things, the Company has agreed, upon the terms and subject to the conditions of the Purchase Agreement, to issue 312,500 shares (the “Shares”) of the Company’s common stock (the “Common Stock”) to such Holders; and

WHEREAS, in connection with the consummation of the transaction contemplated by the Purchase Agreement, the parties desire to enter into this Agreement in order to grant “piggyback” registration rights to the Holders as set forth below.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

GENERAL

1.1	Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a)	“Affiliate” means shall mean any corporation or other entity that is directly or indirectly controlling, controlled by or under the common control with a party hereto. For the purpose of this definition, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors or equivalent governing body, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

(b)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended

(c)	“Investor Rights Agreement” shall mean the Second Amended and Restated Investor Rights Agreement, dated July 26, 2004, by and among the Company and the investors listed on Exhibit A thereto, as the same may be amended, modified • or supplemented in accordance with its terms after the date hereof

(d)	“Investors” shall have the meaning given such term in the investor Rights Agreement.

(e)	“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act that results in the Company’s preferred stock being converted into Common Stock.

(f)	“register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g)	“Registrable Securities” means (a) the Shares and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(h)	“Registration Expenses” shall mean all expenses incurred by the Company in complying with Section 2.1 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

(i)	“Securities Act” shall mean the United States Securities Act of 1933, as amended.

(j)	“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale, and the fees and disbursements of counsel for the Holders, if any.

SECTION 2.

REGISTRATION RIGHTS

2.1	Piggyback Registrations. The Company shall notify all Holders in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding a registration statement (i) relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the resale of securities issued in such a transaction or (iii) related to stock issued upon conversion of debt securities) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within seven (7) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, or if the Holder’s Registrable Securities are excluded therefrom by the provisions of Section 2.1(a), such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)

Underwriting. If the registration statement under which the Company gives notice under this Section 2.1 is for an underwritten offering, the Company shall so advise the Holders. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Investors in accordance with the terms of the Investor Rights Agreement; third, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and fourth, to any other stockholder of the Company (other than an Investor or a Holder) on a pro rata basis. No such reduction shall reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration; provided, however, that if such registration does not include shares of any stockholder of the Company other than Investors any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.2 hereof.

2.2	Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.1 shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered.

2.3	Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect five (5) years after the date of the Company’s Initial Offering. In addition, a Holder’s registration rights shall expire if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, and (b) the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 promulgated under the Securities Act do not apply to Registrable Securities held by and issuable to such Holder (and its affiliates) as a result of Rule 144(k) promulgated under the Securities Act.

2.4	Delay of Registration; Furnishing Information.

(a)	No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)	It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 above that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

2.5	Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least fifty thousand (50,000) shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is an Affiliate of such Holder provided, however, that (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.6	“Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that:

i.	such agreement shall apply only to the Company’s Initial Offering; and

ii.	all executive officers and directors of the Company and holders of at least one percent (1%) of the Company’s capital stock (on an as converted basis) and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

2.7

Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.6 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the

Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.6 above and this Section 2.7 shall not apply to a registration statement (i) relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the resale of securities issued in such a transaction or (iii) related to stock issued upon conversion of debt securities. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the one hundred eighty (180) day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.6 and 2.7. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.6 and 2.7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.8	Stock Milestone Shares. In the event that the Company in 2006 issues additional shares of Common Stock to the Holders or any of their transferees as a 2005 stock milestone payment pursuant to Section 2.5(c) of the Purchase Agreement (the “2005 Stock Milestone Shares”), the provisions of this Agreement as applicable to the Shares shall also be applicable to such 2005 Stock Milestone Shares.

2.9	Indemnification. In the event any Registrable Securities are included in a registration statement under Section 2.1:

(a)

To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (1) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b)	To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the proceeds from the offering received by such Holder.

(c)

Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)	If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

(e)

The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10	Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the United States Securities and Exchange Commission (the “Commission”) that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)	Make and keep public information available, as those terms are understood and defined in Commission Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)	File with the Commission, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)	So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.

SECTION 3.

MISCELLANEOUS

3.1	Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, United States of America, as applied to agreements among California residents entered into and to be performed entirely within California.

3.2	Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

3.3	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

3.4	Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.5	Amendment and Waiver.

(a)	Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of (i) the Company and (ii) the holders of at least a majority of the Shares.

(b)	Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of (i) the Company and (ii) the holders of at least a majority of the Shares.

(c)	For the purposes of determining the number of Holders entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

3.6	Notices.

(a)	All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Company or to the Holders’ Agent (as defined below under (b)) if to be given to any or all of the Holders, (b) when sent by confirmed facsimile if sent during normal business hours of the Company or the Holders’ Agent, respectively; if not, then on the next business day, (c) five (5) days after having been sent to the Company or the Holders’ Agent, respectively, by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with an overnight courier, specifying next day delivery to the Company or the Holders’ Agent, respectively, with written verification of receipt. All communications shall be sent to the party to be notified, in the case of any or all of the Holders to the Holders’ Agent, at the address as set forth below under (c) or at such other address as the Company or the Holders’ Agent, as the case may be, may designate by ten (10) days advance written notice to the relevant other party hereto.

(b)	The Holders hereby jointly appoint Dr. Thomas Drescher as their agent (the “Holders’ Agent”), until they notify the Company in writing of the appointment of another Holder as new Holders’ Agent; until receipt of that notification Dr. Drescher will be considered the appointed Holders’ Agent for purposes of this Agreement. The Holders authorize Dr. Drescher to receive on their behalf all notices, declarations and documents. The Holders hereby release the Holders’ Agent from the restrictions of self dealing (including those restrictions under Sec. 181 of the German Civil Code (BGB)).

(c)	The initial addresses for service of notices and other declarations to either the Company or the Holders’ Agent in accordance with (a) above shall be as follows:

in the case of the Holders:

Dr. Thomas Drescher (as Holders’ Agent)

c/o JFC - Jülich Fine Chemicals GmbH

Prof.-Rehm-Str. 1

52428 Jülich/Germany

FAX: +49 (2461) 980-116;

in the case of the Company:

Codexis, Inc.

Attention: Tassos Gianakakos

200 Penobscot Drive

Redwood City, CA 94063 / U.S.A.

FAX: +1 (650) 2985449

3.7	Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

3.8	Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.9	Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

Cologne, February 11, 2005

/s/ Thomas Daußmann	/s/ Thomas Drescher
(Dr. Thomas Daußmann)	(Dr. Thomas Drescher)

/s/ Matthias Arnold	/s/ Karl Rix
(Dr. Matthias Arnold)	(Dr. Karl Rix)

/s/ Falk Schneider	/s/ Horst Leutenberg
(Dr. Falk Schneider)	(Horst Leutenberg)

/s/ Thomas Kalthoff	/s/ Roland Maaß
(Thomas Kalthoff)	(Codexis, Inc.)

— on the basis of power of attorney dated February 7, 2005